Exhibit 99.4

To:	Express Scripts Management Team
From:	George Paz, President and CEO
Date:	July 21, 2005
Subject:	Express Scripts to Acquire Priority Healthcare

On Thursday evening, July 21, we announced our agreement to acquire Priority Healthcare, a leading national provider of specialty pharmacy and distribution services. This is a strategic move that greatly enhances our capabilities for providing cost-effective, single-source solutions for specialty therapies.

This addition will strengthen CuraScript’s position as one of the leaders in specialty pharmacy. The acquisition creates an extraordinary platform for managing the industry’s specialty pharmacy needs, which are expected to double in spend to $70 billion by 2008.

With this addition, CuraScript’s revenues will exceed $3 billion, making it one of the largest, most comprehensive specialty pharmacies in the industry. When the transaction has closed, we will have the opportunity to bring additional products and services to our clients.

Express Scripts, CuraScript and Priority Healthcare share a client-centric focus and a commitment to quality service. This shared commitment supports our business model and the alignment of our interests with those of our clients and their members.

Priority Healthcare has 1,900 employees, with headquarters in Lake Mary, Fla., near Orlando, and major specialty pharmacy and distribution center operations in Florida, Kentucky, Massachusetts and Ohio. In addition, the company also operates a network of 29 home-infusion pharmacies throughout the U.S.

Dom Meffe will continue to lead our specialty pharmacy subsidiary. As he has with all our acquisitions, David Lowenberg will have oversight responsibilities for integration planning and will support Dom’s team throughout the integration process.

We expect to close on this transaction in fourth quarter 2005. Until that time, both companies will operate independently as competitors in the marketplace.

Attached are the press release and a FAQ/Talking Points document to help you answer questions about the acquisition.

We’re communicating this great news to employees in several ways.

•	All employees will receive a companywide e-mail.

•	Those without e-mail access will receive written communication.

•	Conference calls to Express Scripts and CuraScript Sales and Account Management will occur on Friday.

•	Town Halls are planned across the organization.

•	More information about the acquisition is on ESInet.